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                                                                    EXHIBIT 3.23

                           ARTICLES OF INCORPORATION
                                      OF
                           LAKEWAY GOLF CLUBS, INC.

        The undersigned natural person of the age of eighteen years or more, acting as the sole incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:


                                   ARTICLE 1

        The name of the corporation is LAKEWAY GOLF CLUBS, INC.

                                   ARTICLE 2

        The period of its duration is perpetual.

                                   ARTICLE 3

        The purpose or purposes for which the corporation is organized are:

                To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act; and

                In general, to have and exercise all of the powers conferred by the laws of Texas upon corporations formed under the Texas Business Corporation Act, and to do any and all things hereinafter set forth to the same extent as natural persons might or could do.

                                   ARTICLE 4

        The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares, and the par value of each of such shares shall be $1.00. All such shares shall be of one class and shall be designated as Common Stock.

        No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.




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                                   ARTICLE 5

        The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000, consisting of money paid, labor done, or property actually received.


                                   ARTICLE 6

        The address of its initial registered office is 350 North St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT Corporation.

                                   ARTICLE 7

        The number of directors constituting the initial Board of Directors is one and the name and address of the person who is to serve as the director of the corporation until the first annual meeting of the shareholders or until his successor is elected and qualified is:

                     Name                        Address
                     ----                        -------

                James A. Husband        3702 Via de La Valle, Suite 202
                                        Del Mar, CA 92015

                Frederick J. Warren     3702 Via de La Valle, Suite 202
                                        Del Mar, CA 92015

                David H. Wong           3702 Via de La Valle, Suite 202
                                        Del Mar, CA 92015


        The right of shareholders to cumulative voting in the election of directors is expressly prohibited.

                                   ARTICLE 8

        The name and address of the incorporator is Andrew R. Crosson, 3702 Via de La Valle, Suite 202, Del Mar, CA 92015

                                   ARTICLE 9

        Unless a Bylaw adopted by the shareholders provides otherwise as to all or some portion of the corporation's Bylaws, the corporation's shareholders may amend, repeal, or
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adopt the corporation's Bylaws even though the Bylaws may also be amended, repealed, or adopted by its Board of Directors.

                                  ARTICLE 10

        Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE 11

        No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith that constitute a breach of duty of the directory to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law, (c) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an act taken within the scope of the director's office, and (d) for acts or omissions for which the liability of a director is expressly provided by statute. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not personally liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any amendment to the Texas statutes hereafter enacted that further limits the liability of a director.

        IN WITNESS WHEREOF, the undersigned has set his hand March 10 1995.
                                                             --------


                                        /s/ Andrew R. Crosson
                                        -------------------------------
                                        ANDREW R. CROSSON



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